Exhibit 23

Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Mentor Graphics Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-110917, 333-135889, 333-156106, 333-161747, 333-165553, 333-169493, 333-180638, 333-198577, and 333-213638) of Mentor Graphics Corporation, of our reports dated March 17, 2017, with respect to the consolidated balance sheets of Mentor Graphics Corporation as of January 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows, for each of the years in the three-year period ended January 31, 2017 and the effectiveness of internal control over financial reporting as of January 31, 2017 which reports appear in the January 31, 2017 annual report on Form 10‑K of Mentor Graphics Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for share-based payments due to the adoption of FASB Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting.
/s/ KPMG LLP
Portland, Oregon
March 17, 2017